Exhibit 99.1

Resources Connection, Inc. Announces Quarterly Dividend and Dividend Payment Date

IRVINE, Calif.--(BUSINESS WIRE)--October 21, 2022--Resources Connection, Inc. (Nasdaq: RGP) (the “Company”) announced today that the Board of Directors has approved a cash dividend of $0.14 per share, payable on December 15, 2022 to all stockholders of record on November 17, 2022.

ABOUT RGP
RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, experienced and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success. Our unique approach to workforce strategy strongly positions us to help our clients transform their businesses and workplaces, especially at a time when high-quality talent is increasingly scarce and the usage of a flexible workforce to execute transformational projects has become the dominant operating model. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 4,300 professionals collectively engaged with over 2,200 clients around the world from nearly 40 physical practice offices and multiple virtual offices, we are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served over 87% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com